Exhibit 10.32
American Equity Investment Life Holding Company
Amended and Restated Short-Term Incentive Plan
I.PURPOSE
A.General. In an effort to maintain a position of leadership in the industry in which American Equity Investment Life Holding Company (the “Company”) competes, it is necessary to promote financial interests of the Company and its Subsidiaries, including its growth, by attracting and retaining certain highly qualified employees possessing outstanding ability, motivating such employees by means of performance related incentives, and providing incentive compensation opportunities that are competitive with those of major corporations. The American Equity Investment Life Holding Company's Short-Term Incentive Plan (the “Plan”) hereinafter described is designed to assist the Company in attaining these objectives.
B.Cash Bonus Plan. The Plan is not intended to be (and shall not be construed and administered as) an employee benefit plan within the meaning of ERISA. Incentive Awards under this Plan are intended to be discretionary and shall not constitute a part of an employee's regular rate of pay.
C.Section 409A. The Plan is intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”).
II.PLAN ADMINISTRATION
A.Plan Administration. The Company or its delegate has the authority and responsibility to manage and control the general administration of the Plan, except as to matters expressly reserved in this Plan to the Administrator. This Plan is not intended to modify or limit the powers, duties or responsibilities of either the Board or the Committee as set forth under the Company's Certificate of Incorporation. Determinations, decisions and actions of the Company or, if applicable, the Administrator, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any Participant and any person claiming under or through the Participant. No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Incentive Award made under the Plan.
B.Specific Authority of the Administrators. With respect to the Participants for which it has oversight, the Administrator shall have the sole authority and responsibility to:
(i)At the beginning of an Award Year, review management's recommendations for the Selected Performance Objectives and approve the Selected Performance Objectives for an Award Year;
(ii)At the beginning of an Award Year, review and approve the Incentive Opportunity for its Participants;
(iii)Shortly after the conclusion of an Award Year, review and consider the actual achievement of the Selected Performance Objectives;
(iv)Shortly after the conclusion of an Award Year, ratify the Selected Performance Objectives Outcomes; and
(v)Otherwise administer Incentive Awards payable to its Participants.
C.Non-Assignability. A Participant's rights and interests in and to payment of any Incentive Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution; and are not subject to attachment, garnishment, execution or other creditor's processes.
D.Amendment or Termination. The Plan may at any time be amended, modified, or terminated, as the Committee in its discretion determines. Such amendment, modification, or termination of the Plan will not require the consent, ratification, or approval of any party, including any Participant. An Administrator may amend the Selected Performance Objectives as well as any Incentive Award (including increasing, decreasing or eliminating any or all Incentive Awards for an Award Year) prior to the payment thereof to the extent it deems appropriate for any reason, including compliance with applicable securities laws.

Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that an Incentive Award may be subject to Section 409A, the Administrator may reserve the right (without any obligation to do so or to indemnify any Participant for failure to do so) to make a recommendation to the Committee to adopt such amendments to the Plan and the applicable agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Incentive Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Incentive Award, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section.
E.No Contract of Employment. Neither the Plan, nor any Incentive Award, constitutes a contract of employment, and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Subsidiary or continue in any position or at any level of compensation.
F.Controlling Law. Except in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company's jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Iowa, notwithstanding the conflicts of laws principles of any jurisdictions.
G.Unfunded, Unsecured Obligation. A Participant's only interest under the Plan shall be the right to receive a payment of cash for an Incentive Award pursuant to the terms of the Incentive Award and the Plan. No portion of the amount payable to a Participant under this Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a Participant acquires a right to receive a payment of cash under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company, and no trust in favor of any Participant will be implied.
III.DEFINITIONS
Unless the context requires otherwise, the following terms when used with initial capitalization have the following meanings:
A.Administrator – With respect to Participants for which the Committee has oversight pursuant to the Charter, the Committee; with respect to all other Participants, the Chief Executive Officer and the Chief Human Resources Officer of the Company.
B.Award Year - The fiscal year for which Incentive Awards, if any, are calculated under the Plan.
C.Base Salary - means a Participant's annual rate of base salary as of December 31 of an Award Year (without deduction for amounts deferred under any Deferred Compensation Agreement between the Company and the Participant and without regard to any salary reduction agreement to make pre-tax contributions under any qualified pension, or Code Section 125 cafeteria plan (including allowable premium deductions)).
D.Board - The Board of Directors of the Company.
E.Change in Control - shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
i.any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires beneficial ownership (as defined in Rule 13d-3 under Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in paragraph (iii) below;
ii.the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

iii.there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities; or
iv.the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
F.Charter – The charter of the Compensation Committee.
G.Code - The Internal Revenue Code of 1986, as from time to time amended, including any related regulations.
H.Committee - The Compensation Committee of the Board of Directors of the Company.
I.Company - American Equity Investment Life Holding Company.
J.Disability – Permanent and total disability within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.
K.Employer - The Company and any Subsidiary that, with the approval of the Committee, has adopted this Plan.
L.ERISA - The Employee Retirement Income Security Act of 1974, as from time to time amended, including any related regulations.
M.For Cause - Includes, but is not limited to, dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by a Participant of any provision of any employment, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and conduct substantially prejudicial to the business of the Company or an Affiliate. The determination of the Committee as to the existence of circumstances warranting a termination For Cause shall be conclusive. Notwithstanding the foregoing, in the event that the Participant is a party to an effective employment or similar agreement with the Company or an Affiliate which contains a "cause" definition, such definition shall be controlling for purposes of the Plan.
N.Incentive Award - The dollar value of an award made to a Participant as determined under the Plan.
O.Incentive Opportunity - The amount, stated as a percentage of a Participant's Base Salary, determined with respect to an Award Year (or partial Award Year in the case of participation for a partial year), that will be included in a Participant's Incentive Award formula under Paragraph V(A) of the Plan.
P.Participant - Each employee of an Employer who is designated as a Participant for an Award Year by the Administrator.

Q.Performance Objectives - One or more measures established at the beginning of an Award Year in the sole discretion and judgment of the Administrator pursuant to Paragraph II(B) including, but not limited to, invested assets, total assets, gross or net production, commissions, gross or net sales, revenues, operating income before income taxes, operating income, income before income taxes, net income, operating income or net income per share (basic or diluted), return ratios (including return on assets or net assets, return on average equity, return on investment, return on capital and return on sales), cash flows (including but not limited to operating cash flows, investing cash flows or financing cash flows), market share, cost or expense reduction goals, margins (including one or more of gross, operating and net income margins), one or more operating ratios, borrowing levels, debt or leverage ratios, cost of capital, credit ratings, stock price, total return to stockholders, total stockholders' equity, book value or book value per share, economic value added, working capital and productivity improvements, acquisitions or divestitures (in whole or in part), joint ventures and strategic alliances, spin-offs or split-ups and the like, reorganizations or recapitalizations, restructurings, financings (issuance of equity or debt), refinancings, regulatory achievements and implementation or completion of critical projects including business expansions, product diversification, new or expanded market penetration, objectives and key results, and strategically aligned Participant performance goals. Performance Objectives may be described in terms of Company (consolidated), Subsidiary, business unit, or Participant performance, either absolute or by relative comparison to other companies or any other external measure of the selected criteria. Performance Objectives shall be stated in terms of Threshold, Target and Maximum levels and shall be weighted as determined by the Administrator.
R.Plan - The American Equity Investment Life Holding Company Short-Term Incentive Plan, as evidenced by this written instrument as may be amended from time to time.
S.Retirement - A Participant’s Termination after reaching age 55 with at least ten (10) years of service with the Company or its Affiliates, but not including any Termination For Cause or pursuant to any Termination for insufficient performance, as determined by the Company.
T.Selected Performance Objectives Outcomes - The actual achievement of the Selected Performance Objectives. Subject to the sole discretion and judgment of the Administrator, the actual achievement of the Selected Performance Objectives shall be determined as follows:
i.Calculated as a percentage against Target; or
ii.By the Participant’s manager with respect to achievement of a Participant’s strategically aligned performance goals (with respect to Participants for which the Committee has oversight pursuant to the Charter, the Committee).
No more than forty percent (40%) of a Participant’s Selected Performance Objectives Outcomes may be determined by the Participant’s manager (or with respect to Participants for which the Committee has oversight pursuant to the Charter, the Committee) during each Award Year. If the actual achievement of a Selected Performance Objective for an Award Year is between the Threshold and Target or Target and Maximum Performance levels, the Selected Performance Objective Outcome will equal the amount determined by linear interpolation between the two corresponding Threshold, Target or Maximum Selected Performance levels.
U.Selected Performance Objectives - One or more Performance Objectives selected for an Award Year.
V.Subsidiary - Any entity, corporate or otherwise, in which the Company, directly or indirectly, owns or controls a greater than 50% interest.
W.Termination – The cessation of a Participant’s employment and service with the Company and its Affiliates.
IV.PARTICIPATION
A.Participants. Participants will be determined annually and will be those Participants who, in the judgment of the Administrator, have contributed, are contributing or are expected to contribute to the creation of value for the Company and its stockholders. Designation as a Participant will apply only for the Award Year for which the designation is made and may include a partial year.
B.Termination of Employment. In order to be entitled to receive an Incentive Award for an Award Year, a Participant must be actively employed or on an approved leave of absence as of the date the Incentive Award payment is made in accordance with Section VI herein, except:
i.Death or Disability – Upon a Participant's Termination due to death or Disability, such Participant's Incentive Award shall be paid on a pro-rata basis at Target as to the date of the Participant’s death or Disability.

ii.Retirement – Upon a Participant’s Termination due to Retirement, such Participant’s Incentive Award shall be payable on a pro-rata basis at Target as to the date of the Participant’s Retirement.
V.COMPUTATION OF INCENTIVE AWARDS
A.Incentive Awards. Subject to the sole discretion and judgment of the Administrator, the calculation of a Participant's Incentive Award for an Award Year shall be impacted by a combination of the Selected Performance Objectives Outcomes, the Participant’s Base Salary, and the Participant’s Incentive Opportunity.
The Administrator shall approve, and include in its minutes if applicable, a list of Participants, the Incentive Opportunity for each Participant, and, for the avoidance of doubt, an illustrative calculation of the Incentive Award.
B.Adjustments. Appropriate adjustments (positive or negative) and computations, including computations for a partial Award Year, may be made solely at the discretion and judgment of the Administrator to reflect changes in a Participant's base salary rate, a Participant's job classification, or a Participant’s job status during an Award Year.
C.Change in Control. Notwithstanding the foregoing provisions of this Article V or the provisions of Article VI, upon the occurrence of a Change in Control, each Participant who has not yet then Terminated employment with the Company and any Subsidiaries shall be paid his or her Incentive Award, in cash, at the Target level of performance for the full Award Year in which the Change in Control occurs. To the extent the Employer and a Participant are parties to an agreement governing the terms of the Participant’s employment with the Employer, the terms of the agreement between the Employer and Participant shall supersede this Plan.
VI.PAYMENT OF INCENTIVE AWARDS
Any Incentive Award will be made in cash as soon as practicable following the end of the Award Year (and, in any event, no later than the 15th day of the third month following the calendar year in which occurs the end of the Award Year) without interest. Payment of Awards due to death, Disability or Retirement will be made as soon as administratively possible following the qualifying event (and, in any event, no later than the 15th day of the third month following the calendar year in which the qualifying event occurred). Notwithstanding the foregoing, subject to the approval of the Committee, cash payments for a portion of the total cash payments pursuant to an Incentive Award reasonably expected to be earned for an Award Year may be paid in December prior to the end of the Award Year. In the event that, upon the final determination by the Committee of Incentive Awards payable to Participants pursuant to the Plan for an Award Year, an amount was paid prior to the end of the year that was in excess of the final determined amount, such excess amount shall be repaid to the Company by such Participant as soon as possible or the Company shall deduct such excess amount from any future salary amounts payable to the Participant.
VII.WITHHOLDING TAXES
Notwithstanding any of the foregoing provisions hereof, an Employer shall withhold from any payment to be made hereunder such amounts as it reasonably determines it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the appropriate authorities. If cash payments under this Plan are not available to meet the withholding requirement, the Participant shall make available sufficient funds to meet the requirements of such withholding, and the Employer shall be entitled and authorized to take such steps as it may deem advisable, including but not limited to, withholding out of any funds or property due or to become due to the Participant, in order to have such funds made available to the Employer.